Exhibit 15.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm, in the context that they appear, and to the use of our report effective December 31, 2015 in the Sundance Energy Australia Limited Annual Report on Form 20-F for the year ended December 31, 2015.  We also consent to the incorporation by reference of the references to our firm, in the context in which they appear, and to our exhibit letter dated April 30, 2016; into Sundance Energy Australia Limited’s previously filed Registration Statement on Form S-8 (No. 333-204490).

/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

May 2, 2016